Exhibit 99.2

Waters Corporation and Subsidiaries
Supplemental Information
(unaudited)

Free Cash Flow:

Waters defines free cash flow as the change in reported cash and restricted cash balances, plus or minus the change in reported debt, and adjusted for certain investing activities and unusual transactions.

Free cash flow in millions:

	September 30	September 30
	2003	2002

Cash and cash equivalents at June 30	283.0	306.4

Cash at September 30, including restricted cash	288.1	235.8
Restricted cash at September 30	—	69.4

	288.1	305.2

Increase (decrease) in cash and restricted cash	5.1	(1.2)
Increase in debt	(65.3)	(0.2)
Add back purchase of treasury shares	84.3	54.3
Reduction for proceeds from stock plans	(7.1)	(0.8)
Add back payment for litigation settlement	6.0	—
Investment in Creon Lab Control, AG	16.4	—
Other investing activities	0.7	0.2

Total free cash flow	40.1	52.3

The free cash flow presented above is not in accordance with generally accepted accounting principles (GAAP). The above identifies those items included or excluded by management to measure cash from operations. While the Company may incur and pay litigation settlements on a recurring basis, the above payment is considered to be significant compared to prior transactions. Similarly, the other transactions set forth above are also not indicative of cash used or generated from operations in assessing the liquidity outlook for the business.